Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Merus N.V.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-211497 and No. 333-230708) on Form S-8 and registration statement (File No. 333-233383) on Form S-3 of Merus N.V. of our report dated March 16, 2021, with respect to the consolidated balance sheets of Merus N.V. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 Annual Report on Form 10-K of Merus N.V.

/s/ KPMG Accountants N.V.

Rotterdam, The Netherlands
March 16, 2021